Exhibit 10.40


                (Wherehouse Entertainment, Inc. Letterhead)




May 11, 1994


GGG, Inc.
Post Office Box 5240
Incline Village, Nevada  89452

Re:  Contract Terms

Dear Jerry:

The following are terms of the contract as agreed upon between GGG, Inc. (Goldress) and Wherehouse Entertainment.

1)   President and Chief Operating Officer:  If we choose that
     Goldress not retain this title and function, we owe him the termination provisions of his contract.

2) Change of Control: Control is not "changed" as long as Merrill Lynch Capital Partners controls the Board of Directors and thus the Company, even if MLCP's economic ownership is less than 50%. If control does change as defined above, we owe termination provisions of Goldress' contract.

3) Base Compensation: $300,000 per annum for three days a week of work; $400,000 for four days a week. We will employ Goldress for four days a week for the present time with the expectation that we will revert to three days a week (and thus the lower annual base compensation) upon the hiring of a CFO.

4) Goldress participates in the regular Company performance-based bonus plan for senior management.

5)   Termination Provisions:  The remainder of the contract;
     however, no more than $600,000 (two years base compensation at the $300,000 per annum rate), nor less than $400,000.

6)   Contract Effective Date:  October 1, 1993

7)   Term:  Three (3) years

8) Options as previously agreed to: 30,000 shares at 444 per share.

Sincerely,



/s/ Scott Young                         /s/ Jerry E. Goldress
- --------------------                    ------------------------
Scott Young                             GGG, Inc.
Chairman and CEO                        Jerry E. Goldress, CEO



cc:  Board of Directors